[Burton Bartlett & Glogovac letterhead]

Note: This opinion is a draft, the form and substance of which we anticipate rendering in connection with the Company’s Registration Statement. The execution and delivery of our final opinion is conditioned upon our review and approval of various materials on which we will rely, and examination of the applicable legal issues to our satisfaction.

[Date]

Chisen Electric Corporation
Jingyi Road, Changxing Economic Development Zone
Changxing County, Zhejiang Province,
The People’s Republic of China

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 as amended to the date hereof (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement pertains to the issuance of up to ___________ shares of common stock, par value $0.001 per share (the “Shares”), of Chisen Electric Corporation, a Nevada corporation (the “Company”). The Shares are to be issued in accordance with the terms and conditions of the Underwriting Agreement, dated ___________ (the “Underwriting Agreement”), as described in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

Chisen Electric Corporation
[Date]

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  We express no opinion as to the laws of any other state, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the provisions of the Underwriting Agreement as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

Burton, Bartlett & Glogovac